Exhibit 99.2

Excerpts from the Preliminary Offering Circular dated July 7, 2020

Recent Developments

Impact of Disease Outbreak

In December 2019, a novel coronavirus disease (COVID-19) was reported and in January 2020, the World Health Organization (“WHO”) declared COVID-19 a Public Health Emergency of International Concern. On February 28, 2020, the WHO raised its assessment of the COVID-19 threat from high to very high at a global level due to the continued increase in the number of cases and affected countries, and on March 11, 2020, the WHO characterized COVID-19 as a pandemic.

For a discussion of the impact the COVID-19 pandemic had on our business during the three months ended March 31, 2020, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report, which is incorporated by reference herein. During the second quarter of 2020, we continued to experience a modest negative impact from the pandemic. We anticipate second quarter 2020 unaudited revenue to be in the range of $1.48 billion to $1.49 billion, as compared to $1.53 billion in the comparable prior period of fiscal 2019, resulting in an estimated organic revenue decline of 2% to 3%. Estimated second quarter 2020 revenue was driven by COVID-19-related weakness in the education, healthcare and advanced technologies and applied materials end markets, offset by continued biopharma strength.

The estimated fiscal 2020 second quarter revenue results are preliminary, unaudited and subject to completion, reflect management’s current views and may change as a result of management’s review of results and other factors, including a wide variety of significant business, economic and competitive risks and uncertainties, including the impact of COVID-19. Such preliminary results for the fiscal 2020 second quarter are subject to the finalization and closing of our accounting books and records (which have yet to be performed), and should not be viewed as a substitute for full quarterly financial statements prepared in accordance with accounting principles generally accepted in the U.S. We caution you that the estimated fiscal 2020 second quarter revenue estimates are not guarantees of future performance or outcomes and that actual results may differ materially from those described above. Factors that could cause actual results to differ from those described above are set forth in “Risk Factors” and “Forward-Looking Statements” in the offering circular. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors. You should read this information together with the financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for prior periods incorporated by reference into the offering circular. Neither our independent registered public accounting firm nor any other independent registered public accounting firm has audited, reviewed or compiled, examined or performed any procedures with respect to the preliminary results, nor have they expressed any opinion or any other form of assurance on the preliminary results.

Revolver Upsize and Extension

Concurrently with this offering, we intend to (i) increase availability under the Revolver to $515.0 million and (ii) extend the maturity date of the Revolver to July 2025. We refer to this transaction as the “Revolver Upsize and Extension.” We currently have no intentions to draw on the Revolver in connection with the Revolver Upsize and Extension or the offering of notes. There is no assurance that the Revolver Upsize and Extension will be consummated on the terms proposed, or at all, and the offering of the notes is not conditioned on the completion of the Revolver Upsize and Extension.